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                                                                       EXHIBIT 8

                                December __, 1998




Allright Holdings, Inc.
c/o Allright Corporation
1313 Main Street
Houston, TX 77002

Gentlemen:

         You have requested our opinion regarding the discussions of the material United States Federal income tax consequences under the captions "SUMMARY--Certain Federal Income Tax Consequences" and "THE MERGER--Certain Federal Income Tax Consequences" in the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") which is included in the Registration Statement on Form S-4 (the "Registration Statement") filed by Central Parking Corporation ("Central") on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of Central Merger Sub, Inc., a wholly-owned subsidiary of Central, with and into Allright Holdings, Inc. ("Holdings"), with Holdings being the surviving corporation in the Merger. This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

         In rendering our opinion, we have reviewed the Proxy Statement/Prospectus and such other materials as we have deemed necessary or appropriate as a basis for our opinion. In addition, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder by the Treasury Department (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service (the "IRS") and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that such Code, Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances with retroactive effect. A material change in any of the materials or authorities upon which our opinion is based could affect our conclusions stated herein.

         Based upon the foregoing, it is our opinion that the statements made under the captions "SUMMARY--Certain Federal Income Tax Consequences" and "THE MERGER--Certain Federal Income Tax Consequences" in the Proxy Statement/Prospectus, to the extent that they constitute matters of law or legal conclusions, are correct in all material respects. There can be no assurance that contrary positions may not be asserted by the IRS.

         This opinion is being furnished in connection with the Proxy Statement/Prospectus. You may rely upon and refer to the foregoing opinion in the Proxy Statement/Prospectus. Any variation or difference in the facts from those set forth or assumed either herein or in the Proxy Statement/Prospectus may affect the conclusions stated herein.



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         In accordance with the requirements of Item 601(b)(23) of Regulation
S-K under the Securities Act, we hereby consent to the use of our name under the caption "THE MERGER--Certain Federal Income Tax Consequences" in the Proxy Statement/Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and Regulations of the Commission thereunder.


                                Very truly yours,

                                /s/ Skadden, Arps, Slate, Meagher & Flom LLP






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